CONFIDENTIAL                                 EXHIBIT 10.4
EXECUTION VERSION
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
SUPPLY AGREEMENT

This Supply Agreement (the “Supply Agreement”) is entered into as of February 29, 2016 (the “Effective Date”) by and between Exelixis, Inc., a Delaware company having an address at 210 East Grand Avenue, South San Francisco, CA 94080, USA (“Exelixis”), and Ipsen Pharma SAS, a French corporation having an address at 65 Quai Georges Gorse, 92100 Boulogne-Billancourt, France (“Licensee”). Exelixis and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS
Whereas, Exelixis, a biopharmaceutical company, is developing its proprietary compound known as cabozantinib for the treatment of cancer;
Whereas, Exelixis and Licensee are parties to a certain Collaboration and License Agreement of even date hereof (the “Collaboration and License Agreement”), under which Exelixis has granted Licensee the right to develop and commercialize cabozantinib outside the U.S., Canada, and Japan; and
Whereas, the Collaboration and License Agreement contemplates that Exelixis will manufacture and supply cabozantinib to Licensee for development and commercial use, and Exelixis is willing to manufacture and supply cabozantinib to Licensee, on the terms and conditions set forth below.
Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS

Capitalized terms used in this Supply Agreement but not defined herein shall have the meanings set forth in the Collaboration and License Agreement.
1.1    “Affiliate” means, with respect to any party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party, but for only so long as such control exists. As used in this Section 1.1, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.
1.2    “Batch” means the quantity of a Product produced in a single production run of such Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.3    Business Day” means a day that is not a Saturday, Sunday, or a day on which banking institutions in San Francisco, California, USA are authorized by Law to remain closed.

1.4    “Claims” means any and all Third Party claims, suits, proceedings, damages, expenses (including court costs and reasonable attorneys’ fees and expenses) and recoveries against a Party.

1.5    “Collaboration and License Agreement” has the meaning set forth in the Recitals.

1.6    “Compound” means cabozantinib, having the chemical structure set forth in Exhibit A of the Collaboration and License Agreement, including any pharmaceutically acceptable salt form of cabozantinib.

1.7    “Cost of Goods” or “COG” means, with respect to any Compound or Product, the fully burdened cost to manufacture such Compound or Product, which means: (a) in the case of [ * ]; and (b) in the case of [ * ]. Actual unit costs shall consist of [ * ]. Direct labor costs shall include the cost of: [ * ]. Manufacturing [ * ] shall include [ * ].

1.8.    “Drug Substance” means cabozantinib, having the chemical structure set forth in Exhibit A of the Collaboration and License Agreement.

1.9    “EMA” means the European Medicines Agency or its successor.

1.10    “Exelixis Indemnitees” means Exelixis and its Affiliates and their respective officers, directors, employees, and agents.

1.11    “Exelixis Territory” means the U.S., Canada, and Japan.

1.12    “Expanded Access Program” means the administration of the Product to named individuals who do not meet the clinical trial enrollment criteria either outside of a clinical trial or after the completion of a clinical trial. Expanded Access Programs are also known as named patient programs, named patient supply, and temporary authorization for use.

1.13    “FDA” means the U.S. Food and Drug Administration or its successor.

1.14    “Field” means all indications and uses in humans and animals.

1.15    “Finished Product” means any Product in appropriate final form, packaged and labeled and ready for its intended use (i.e., sale to the end-user, use as part of an Expanded Access Program, use in clinical trials or other development work or use as a sample).

1.16    “Good Distribution Practice” means, to the extent applicable, the then-current Good Distribution Practice Guidelines issued by the European Commission to ensure that the level of quality determined by GMP is maintained throughout the distribution network, as set forth in Commission Guidelines 2013/C 343/01 and any and all related Directives, as may be amended from time to time.

1.17    “Good Manufacturing Practices,” “cGMPs” or “GMP” means, to the extent applicable, the then-current Good Manufacturing Practices required by the FDA and/or EMA, for the manufacture and testing of pharmaceutical materials, as set forth in 21 CFR Parts 11, 210 and 220 and Directives 2003/94/EC

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and 2001/83/EC, as each may be amended from time to time, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials promulgated by other Regulatory Authorities.

1.18    “Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.19     “Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data, and data resulting from non-clinical studies), CMC information, stability data, and other study data and procedures.

1.20    “Laws” means all laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city, or other political subdivision, domestic or foreign.

1.21    “Licensee Indemnitees” means Licensee and its Affiliates and their respective directors, officers, employees, and agents.

1.22    “Licensee Territory” means the world outside the Exelixis Territory.

1.23    “Manufacture” means with respect to the period prior to the implementation of the Transition Plan as set forth in Section 2.4(e), all activities related to the manufacturing of the Compound and Products, in final, labeled, packaged form for commercial use, including in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, ongoing stability tests and regulatory activities related to any of the foregoing. For the period after the Transition Plan, with regard specifically to packaging, shall be primary packaged bulk tablets, rather than labelled packaged form for commercial use. “Manufacturing” has a correlative meaning.

1.24    “Order Forecast” has the meaning set forth in Section 2.2(a).

1.25    “Product” means any pharmaceutical product containing the Compound as an active ingredient, in any form, presentations, dosage, or formulation, including but not limited to Cometriq.

1.26    “Quality Agreement” has the meaning set forth in Section 2.6.

1.27    “REACH” shall have the meaning set forth in Section 4.5.

1.28    “Recall” means a recall, withdrawal, or correction (including the dissemination of relevant information) of any Product in a Party’s territory that is (a) required by a Regulatory Authority of competent jurisdiction, or (b) is deemed advisable by the representative of Licensee’s Quality department in its sole discretion in Licensee Territory, or (c) is deemed advisable by the representative of Exelixis’ Quality department in the Exelixis Territory.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.29    “Regulatory Approval” means any and all approvals (including MAA Approval, and Pricing and Reimbursement Approval, if applicable), licenses, registrations, permits, notifications and authorizations (or waivers) of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of a Product in any country or jurisdiction.

1.30    “Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of pharmaceutical products in a given jurisdiction, including the FDA and EMA. For countries where governmental approval is required for pricing or reimbursement for a pharmaceutical product to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority shall also include any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

1.31    “Regulatory Filing” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications and authorizations (or waivers) with respect to the testing, Development, Manufacture or Commercialization of any Product made to or received from any Regulatory Authority in a given country, including any INDs and MAAs.

1.32    “Specification” means the written specification for each Product, as the same may be amended from time to time by Exelixis, or upon Licensee’s reasonable request in accordance with requirements of Regulatory Authorities in the Licensee Territory. Specifications may be required to be different for a Product for use in different countries due to individual Regulatory Authority requirements in such countries.

1.33    “Stockout Period” means a period during which Licensee, as a result of failure of Exelixis to supply Product, has no commercial inventory available to supply the market in the Licensee Territory. Inventory stockouts arising from Licensee’s failure to maintain the [ * ] safety stock in accordance with the Supply Agreement shall not give rise to a Stockout Period.

1.34    “Term” has the meaning set forth in Section 10.1.

1.35    “Third Party” means any entity other than Exelixis or Licensee or an Affiliate of Exelixis or Licensee.

1.36    “Transfer Price” has the meaning set forth in Section 3.1.

1.37    “U.S.” means the United States of America, including its territories and possessions (including Puerto Rico).

ARTICLE 2
PRODUCT SUPPLY

2.1    Purchase and Sale. Pursuant to the terms and conditions of this Supply Agreement, Exelixis (either itself or through its Affiliates or Third Party subcontractors) shall use Commercially Reasonable Efforts to Manufacture and supply Products to Licensee in such quantities as Licensee shall order pursuant to and in accordance with this Article 2, and Licensee shall purchase from Exelixis all of Licensee’s and its Affiliates’ and Sublicensees’ requirements for Products for development and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

commercialization in the Field in the Licensee Territory pursuant to and in accordance with the Collaboration and License Agreement. For clarity, Exelixis may perform its obligations under this Supply Agreement through one or more Third Party subcontractors, provided that Exelixis remains responsible for the work allocated to, and payment to, such subcontractors as it selects, to the same extent it would if it had done such work itself.

2.2    Order Forecasts.

(a)Rolling Forecast. On or prior to [ * ] of each Calendar Quarter during the Term of this Supply Agreement, Licensee shall provide Exelixis a rolling forecast of the quantity of Products to be used for commercialization that Licensee plans to order during the [ * ] period commencing the following Calendar Quarter, itemizing the applicable quantity for each form of Product (i.e., dosage strength and packaging configuration) (“Order Forecast”). The Order Forecast shall be made in good faith for budget and capacity planning purposes only and shall be non-binding on Licensee and Exelixis, except as provided in Section 2.2(b). The Parties shall discuss and review the Order Forecast at each regularly scheduled meeting of the JSC established by the Parties under the Collaboration and License Agreement (or by a subcommittee established by the JSC to oversee the manufacture and supply of the Product). The Order Forecast will be in substantially the form attached hereto as Exhibit A.

(b)Binding Commitment. The [ * ] of each Order Forecast shall constitute a binding commitment for Licensee to purchase, pursuant to Section 2.3(a), [ * ] of the quantities for each form of Finished Product specified therein and Licensee shall be required to order such quantities pursuant to Section 2.3(a). The [ * ] of each Order Forecast shall constitute a binding commitment for Licensee to purchase, pursuant to Section 2.3(a), [ * ] of each form of Finished Product specified therein. For clarity, the numbers set out in the following [ * ] of the Order Forecast constitute the non-binding forecast of Licensee’s expected requirements.

2.3    Purchase Orders; Delivery Terms.

(a)    Purchase Orders. On or before the [ * ] of each Calendar Quarter during the Term of this Supply Agreement, Licensee shall submit to Exelixis a binding purchase order (a “Purchase Order”) for Product to be delivered during the next Calendar Quarter as follows:

(i)with respect to commercial supply, in quantities [ * ] to those set forth for such Calendar Quarter in the Order Forecast, and

(ii)with respect to development supply, in quantities [ * ] with those projected for use in clinical development by Licensee as set forth in the Global Development Plan (as defined in the Collaboration and License Agreement), as well as any comparator drugs set forth in the Global Development Plan as to be supplied by Exelixis to Licensee.

Exelixis shall accept or reject each Purchase Order in writing within [ * ] after its receipt of such Purchase Order; provided, however, that Exelixis shall accept such Purchase Order, if the quantities of Product ordered in such Purchase Order are consistent with the quantities set forth in subsection (i) and/or (ii), as applicable.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)    Additional Quantities. In the event Licensee desires to obtain quantities of Product in a particular Calendar Quarter in excess of the quantities specified in the Order Forecast after such forecast became binding, Licensee shall notify Exelixis in writing the Parties will discuss in good faith as to whether Exelixis may be able to supply Licensee with such additional quantities, provided that Exelixis shall have the right to accept and/or reject such order at its sole discretion.

(c)    Delivery and Shipping Terms. Purchase Orders submitted for quantities of Product that are in accordance with Section 2.3(a) and/or Section 2.3(b) will be binding on both Parties after acceptance in writing by Exelixis; provided, however, that should Exelixis neither reject a Purchase Order nor provide written confirmation of acceptance within [ * ] of receipt, Exelixis shall be deemed to have accepted the Purchase Order effectively. The Purchase Order will specify a single delivery date for such order to be delivered in such Calendar Quarter, but will in no event be a date sooner than [ * ]. By way of example, a Purchase Order submitted on [ * ] would specify the quantity of Product ordered for delivery in the [ * ] Calendar Quarter of [ * ], with a delivery date no sooner than [ * ]. Exelixis shall deliver all Products [ * ]. Exelixis shall be responsible for obtaining all licenses or other authorizations for the exportation of such shipments and shall supply Licensee with the documentation required for filing or claiming credit or deduction for any applicable taxes and/or duties. Licensee shall be responsible for obtaining all freight, handling, insurance, and shipping expenses for such shipments, and shall be the importer of record and responsible for all duties and taxes for such shipments, and shall be responsible for obtaining all distribution licenses for the Products.

(d)    Separate Contracts. Each Purchase Order will constitute a separate contract for the supply of Products on the terms of this Agreement (and excluding all other terms and conditions including any set out or referred to in any Purchase Order). In the event of a conflict between a Purchase Order and the terms of this Agreement, the terms of this Agreement will govern.

2.4    Supply.

(a)    Documentation. Exelixis shall establish and maintain any necessary drug master files, standard operating procedures, protocols, and master batch records for the Manufacturing of the Products. Exelixis shall, in connection with each shipment of Product to Licensee, provide to Licensee the certificate of compliance, certificate of analysis, completed batch records and any other documentation as may be required in the Quality Agreement with respect to such shipment.

(b)    Traceability. Exelixis shall mark the Product supplied to Licensee with a lot number for the purposes of traceability. Licensee shall record the lot number of each Product used for each promotion and marketing event, distributed to each named patient in an Expanded Access Program, or sold to each customer, and shall retain all such records for [ * ] after the date of termination or expiration of this Supply Agreement to facilitate in the event of a Recall under Section 5.9 of the Collaboration and License Agreement.

(c)    Form of Supply. Exelixis shall supply Licensee with Finished Product in finished, labeled form at Licensee’s cost and expense. Exelixis shall supply Product for commercialization in the Licensee Territory according to Licensee’s written instructions specifying desired quantities of Product in each of the available dosages and product configurations (i.e. bottles and/or blister strips) to meet the requirements for the Regulatory Authorities in each applicable jurisdiction. Licensee shall be responsible

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

for ensuring that the Finished Product conforms with all applicable Laws and Regulatory Approvals for each applicable jurisdiction within Licensee Territory.

(d)    Finished Product Release. Prior to implementation of the Transition Plan as such term is defined in Section 2.4(e), Exelixis (by itself or through its contract manufacturer) shall conduct release tests of the Product for Licensee, and Exelixis shall supply Licensee with Finished Product release documentation so that Licensee may fulfil its obligations as the Marketing Authorization Holder in the applicable Licensee Territory.

(e)    Transition Plan. Licensee shall develop, and submit to JSC for review and approval, a transition plan (“Transition Plan”) by [ * ]. The Transition Plan shall provide for Licensee’s assumption of responsibility for primary packaged bulk tablets, including but not limited to labeling, Finished Product release, and QP release to market by [ * ]. Such Transition Plan will take effect at [ * ] unless otherwise agreed by the JSC, and this Supply Agreement will be updated to reflect this shift of responsibilities between the Parties. The Parties further agree that Licensee will concurrently assume contractual responsibility for the abovementioned activities with Exelixis’ commercial manufacturer, Patheon, Inc. (“Patheon”) by entering into privity of contract with Patheon. In the event that Licensee chooses to assume the responsibility contemplated in this section through any other means of manufacture other than a direct contract with Patheon, Licensee agrees to provide Exelixis with at least [ * ] prior written notice in order to enable Exelixis to fulfill its own notice requirements to Patheon.

(f)    Product Shelf Life. The Product supplied by Exelixis to Licensee hereunder shall have a remaining shelf life of [ * ] of approved shelf life upon delivery pursuant to Section 2.3(c).

(g)    Inventory Management; Safety Stock. Each Party shall manage its inventory in a manner that maximizes the remaining shelf life of its inventory. Licensee shall carry a reasonable quantity of inventory of the Finished Product, and Exelixis shall carry a reasonable quantity of raw materials, including API, which may be used in the event of an interruption to the supply chain. The quantity of such safety stock shall be sufficient to cover the quantity set forth in the Order Forecast for the next [ * ]. The Parties shall replace and replenish the safety stock continuously on a first to expire, first out basis. Each Party shall be responsible for the cost of maintaining its own safety stock.

2.5    Inspection and Acceptance.

(a)    Shortages. Licensee shall notify Exelixis in writing of any shortage in any shipment of Product within [ * ] of receipt. In the event of an undisputed shortage, Exelixis shall make up the shortage at no cost to Licensee, within [ * ] if replacement Finished Product stock is available, or, if replacement stock is unavailable at such time, as soon as reasonably practicable after it becomes available.

(b)    Non-Conforming Product.

(i)    Licensee shall inspect all shipments of Product promptly upon receipt, and shall notify Exelixis in writing in reasonable detail within [ * ] of receipt if Licensee is rejecting any Product that fails to conform to Exelixis’ warranties set forth in Sections 8.2(a) or 8.2(b). All Product not rejected within such [ * ] period will be deemed accepted.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii)    If Licensee notifies Exelixis of any nonconformity of any Product in accordance with Section 2.5(b)(i), Exelixis shall have the right to inspect the Product in question and Licensee shall cooperate with Exelixis’ inspection, including providing Exelixis with samples of the Product in question for testing upon request. If Exelixis agrees with such notice of nonconformity, Exelixis shall, at its discretion and expense, either: (i) replace such Product, at no additional expense to Licensee, as soon as reasonably practicable after receipt of notification of such nonconformity or (ii) refund any portion of the applicable Transfer Price that has already been paid.

(iii)In the event that Exelixis disagrees with Licensee that a Product does not conform to Exelixis’ warranties set forth in Sections 8.2(a) or 8.2(b), or considers that the defect was caused by occurrences after the delivery of the Product to Licensee, it may require a sample of the allegedly nonconforming Product to be delivered to a mutually acceptable independent testing laboratory for testing or, in the case of a dispute concerning compliance with GMP, an independent consultant for evaluation. Except in the case of manifest error, the determination of the laboratory or consultant as to whether the Product is nonconforming will be final and binding on the Parties. The fees and expenses of such laboratory testing or consultant, as the case may be, shall be borne entirely by the Party against whom such laboratory’s or consultant’s determination is made. If, as the case may be, such determination is against Exelixis, then Exelixis shall either refund the Transfer Price paid by Licensee for such Product or replace such Product, at no additional cost to Licensee, as soon as reasonably possible, but in no event later than [ * ] if replacement Product stock is available, or if replacement Product stock is unavailable at such time, as soon as reasonably practical after it becomes available. If, as the case may be, such determination is against Licensee, then such Product shall be deemed accepted by Licensee.

(c)Sole Remedy. Notwithstanding anything to the contrary in this Supply Agreement, the remedy set forth in this Section 2.5 will be Licensee’s sole and exclusive remedy and recourse with respect to the shortages that are not also Stockout Periods, or nonconforming Product delivered to Licensee by Exelixis hereunder.

(d)Damage after Delivery. Licensee shall bear the risk of damage to the Product after delivery to Licensee pursuant to Section 2.3(c). If the Product is damaged after delivery to Licensee pursuant to Section 2.3(c) and Licensee intends to order replacement Product, Licensee shall promptly notify Exelixis of the damage and any orders for replacement Product, and Exelixis may, at its sole discretion but in good faith, accept or reject all or a portion of the order for the replacement Product.

2.6    Quality Agreement. The Parties have substantially agreed to the terms and conditions of a quality agreement (the “Quality Agreement”) setting forth in detail the quality assurance arrangements and procedures for the Manufacture of the Product, which Quality Agreement will be in substantially the form attached hereto as Exhibit B and incorporated herein by reference. To the extent that the terms of this Supply Agreement and those of the Quality Agreement are in conflict, the terms of this Supply Agreement shall control except with respect to quality issues, which shall be governed by the Quality Agreement. For clarity, if there are any financial terms in the Quality Agreement that are in conflict with this Supply Agreement, this Supply Agreement shall control with respect to such financial terms.

2.7    Business Continuity Plan. Within [ * ] after Regulatory Approval, Exelixis and Licensee shall begin preparation of a business continuity plan that would address, as a result of a Force Majeure Event or otherwise, Exelixis’ inability to provide the supply of Product or the volume of Product as forecasted, including a set of clearly defined measures that would allow a quick response and recovery to

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the disruption of Product supply. Specifically, such business continuity plan will address, at a minimum, provisions related to rolling safety stock, Exelixis’ holdings of API stock, and Exelixis’ holdings of sufficient API stock to cover the period necessary for a successful transfer to a new commercial manufacturer under Section 2.(e), provisions for technology transfer of API and Product manufacturing capabilities if applicable in the event of a failure in performance of the then-current contract manufacturing organization. In addition, the Parties shall agree that in the event Licensee were to forecast that future sales of the Product shall exceed [ * ] in one Calendar Year, the business continuity plan shall be revised to include the set-up of a second manufacturing facility for the Finished Product. The Parties shall submit the business continuity plan to the JSC (or a manufacturing subcommittee) for further discussion. The Parties shall review the business continuity plan on a yearly basis (or at such other intervals as the Parties may agree).

2.8    Backup Supplier. In the event that for a period of [ * ], Exelixis has failed to supply at least [ * ] of the quantity of the Product set forth in the binding portion of the Order Forecast, upon Licensee’s request, Exelixis shall select a Third Party manufacturer (a “Backup Manufacturer”) that is reasonably acceptable to Licensee to Manufacture the Product for supply to Licensee to the extent Exelixis is unable to meet Licensee’s requirement for the Product as set forth in the binding portion of the Order Forecast. The costs and expenses associated with the engagement of the Backup Manufacturer, including the costs for transferring the Manufacturing process to such Backup Manufacturer, shall be borne by Exelixis.

2.9    Allocation in the Event of Product Shortages.

(a)    This Section 2.9 shall apply in the event that Exelixis is unable to supply, with respect to a Calendar Quarter, [ * ] of (i) Product ordered by Licensee pursuant to Sections 2.2 and 2.3 for delivery in such Calendar Quarter, plus (ii) Product required by Exelixis or its Affiliates or other licensees for their own use with respect to such Calendar Quarter (such event, a “Shortfall”). The purpose of these allocation rules is to permit Licensee (with respect to the Licensee Territory) and Exelixis (with respect to the Exelixis Territory) to independently make their respective long-term purchase decisions for the Product, with the benefits and risks of such purchase decisions to be allocated to Licensee or Exelixis, as the case may be.

(b)    If Exelixis is unable to supply [ * ] of (i) Product ordered by Licensee pursuant to a Purchase Order plus (ii) Product required by Exelixis or its Affiliates or other licensees for their own use, then the available Product in each Calendar Quarter in which a Shortfall occurs shall be [ * ].

(c)    The [ * ] set forth in this Section 2.9 shall restart for each Calendar Quarter, without any carryover of a Shortfall realized by either Licensee or Exelixis in the prior Calendar Quarter.

(d)    If Exelixis determines that it will not be able to deliver the quantities of the Product specified in the Purchase Order on the requested delivery date, or Exelixis is made aware of any future anticipated shortages, then Exelixis shall promptly notify Licensee of such determination, and in any event, no later than [ * ] following such determination. Such notification shall include the reasons for and the expected duration of Exelixis’ anticipated inability to deliver such quantities of the Product. Promptly thereafter, but in no event more than [ * ] after such notification, the Parties shall discuss in good faith the matters set forth in such notification and begin good faith negotiations with respect to an alternative delivery schedule or alternative sourcing for such Product; provided that any such negotiations shall not relieve Exelixis of its obligations hereunder.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.10    Continuous Improvement; Supply Contacts.

(a) The Parties acknowledge their common goal in optimizing the supply chain and reducing the costs associated with the Manufacturing and supply of the Product. As part of the supply chain optimization, the Parties shall cooperate to optimize, among others, an agreed-on service level measured by means of key performance indicators, as well as seek to extend the duration of the Product shelf life to at least [ * ]. The Parties will discuss cost reduction mechanisms through the JSC (or any manufacturing subcommittee established by the JSC). The Parties shall reasonably cooperate with each other to implement such improvement, the cost of which shall be shared by the Parties as mutually agreed.
(b) Each Party shall designate one (1) qualified and experienced supply chain professional to serve as that Party's primary supply contact regarding the supply of Product within this Agreement (“Supply Contacts”) and under the direction of the JCC. Each Party may replace its Supply Contact with an alternative representative at any time with prior written notice to the other Party. Supply Contacts shall be responsible for facilitating information exchange and discussion between the Parties regarding the supply of Product under this Agreement. Supply Contact shall have decision-making authority within the guidance and subject to the review and approval of the JSC. Each Party shall bear its own costs of its Supply Contact, which costs shall be excluded from the Parties’ respective Development and Cost of Goods.
2.11    Stockout Period. In the event of a Stockout Period, Licensee shall be entitled to certain royalty reductions as provided under Sections 6.3(e) and 9.5(f) of the Collaboration and License Agreement. In addition to such royalty reductions, in the event that Exelixis recovers third party damages arising directly from a Stockout Period, Exelixis agrees to share such damages with Licensee [ * ] in accordance with each party’s demonstrated losses.
ARTICLE 3
FINANCIALS

3.1    Price. The transfer price (the “Transfer Price”) for Finished Product supplied by Exelixis to Licensee will be equal to [ * ], which shall be calculated for each configuration of the Product.

3.2    Invoice and Payment. Concurrently with delivery of Product to Licensee, Exelixis shall submit to Licensee an invoice for payment, in U.S. Dollars, of the Transfer Price for Product included in such delivery. Licensee shall pay each invoice, in U.S. Dollars, within [ * ] following the date of such invoice by wire transfer of immediately available funds into an account designated by Exelixis. Financial audits shall be conducted in accordance with Section 10.4 of the Collaboration and License Agreement, and late payments shall bear interest as set forth in Section 10.5 of the Collaboration and License Agreement.

3.3    Other Manufacture Related Costs. Licensee shall be responsible for the costs and expenses of any Manufacture-related work that is performed by or on behalf of Exelixis at Licensee’s reasonable request, which costs and expenses are not included in the calculation of COG. Within [ * ] after the end of each Calendar Quarter during which such work has been performed by or on behalf of Exelixis at Licensee’s request, Exelixis shall submit to Licensee a reasonably detailed invoice, in U.S. Dollars, setting forth the costs and expenses incurred by Exelixis in connection with such work. Licensee shall pay to Exelixis the amount invoiced, in U.S. Dollars, within [ * ] after the receipt of the invoice by wire transfer of immediately available funds into an account designated by Exelixis. Late payments shall bear interest as set forth in Section 10.5 of the Collaboration and License Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.4    Tax. Licensee shall pay any and all taxes (other than taxes based on Exelixis’ income), duties, assessments, and other charges and expenses imposed by any Government Authority in connection with the supply and transfer of Product to Licensee. If a withholding or deduction obligation occurs, then the sum payable by Licensee (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Exelixis receives a sum equal to the sum which it would have received had no such withholding or deduction occurred.

ARTICLE 4
REGULATORY

4.1    Regulatory Inspections. Exelixis shall cooperate with any inspection of its facilities by any Regulatory Authority overseeing the Manufacture of the Product for use in the Licensee Territory. Each Party shall notify the other Party of any such inspection and shall permit the other Party’s representative to observe such inspection to the extent such inspection is scheduled at least [ * ] in advance and such observation is permitted by applicable Laws and any applicable agreement between Exelixis and a Third Party (such as a contract manufacturing organization) in the event such facility is owned and/or operated by such Third Party.

4.2    GMP, Quality Assurance and Other Audits. Licensee shall have the right to conduct cGMP, quality assurance, and other audits (e.g., Environment, Health & Safety) pursuant to the terms and conditions of the Quality Agreement, but subject to any applicable agreement between Exelixis and a Third Party (such as a contract manufacturing organization) in the event such facility is owned and/or operated by such Third Party.

4.3    Inquiries and Customer Complaints. Licensee shall comply with the Pharmacovigilance Agreement and Section 5.5 of the Collaboration and License Agreement with respect to all inquiries, complaints, and adverse events regarding the Products in the Licensee Territory.

4.4    Notification of Potential Recall; Recalls. Each Party will act in accordance with the notice requirements set forth in Sections 5.7 and 5.9 of the Collaboration and License Agreement. In the event that any Recall with respect to a Product is the direct result of a breach of any warranty of Exelixis set forth in Section 8.2 and is not the result of Licensee’s, its Affiliates’, or its sublicensees’ transportation, storage, marketing, use, sale, or distribution of the Product, then Exelixis shall bear (and reimburse Licensee for) all of the costs and expenses of such Recall and the destruction of such Recalled Product. To the extent that the reason for any Recall with respect to the Product hereunder is in part the direct result of the breach of any warranty of Exelixis set forth in Section 8.2 and in part the result of Licensee’s, its Affiliates’, or its sublicensees’ transportation, storage, marketing, use, sale, or distribution of the Product, then the expenses of such Recall shall be allocated in an equitable manner between the Parties.

4.5    Reach Registration. If the Product is or contains any substance which has to be registered under Regulation (EC) No. 1907/2006 of the European Parliament and of the Council concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”) (hereinafter referred to as a “Substance”), Exelixis shall ensure that such Substance will be pre-registered and registered in accordance with REACH at the (pre-) registration date set forth under REACH, provided that Licensee and/or its Affiliates do not qualify as an importer of such Substance under REACH. Upon request of Licensee, Exelixis shall immediately provide Licensee with proof of the (pre-) registration of the Substance, and shall immediately inform Licensee if it becomes aware that any Substance was not (pre-)

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

registered in due time or if the (pre-) registration is cancelled. If Licensee and/or any of its Affiliates qualify as an importer of the Substance under REACH, Exelixis shall, upon request of Licensee, provide Licensee and/or its Affiliates immediately with all data and information that Licensee and/or its Affiliates require for (i) the assessment as to whether such Substance must be (pre-) registered, and (ii) the (pre-) registration under REACH. Licensee and its Affiliates shall be entitled to use such data and information to the extent required for the (pre-) registration of the Substance

ARTICLE 5
CONFIDENTIALITY

5.1    Confidentiality. Any and all Information disclosed by a Party to the other Party under this Supply Agreement shall be deemed Confidential Information of such Party under the Collaboration and License Agreement and subject to the confidentiality provisions set forth in Article 14 of the Collaboration and License Agreement.

ARTICLE 6
INTELLECTUAL PROPERTY

6.1    Intellectual Property. Any and all inventions, whether patentable or not and including all intellectual property rights therein, generated by either Party in the course of conducting their activities under this Supply Agreement shall be deemed to be generated under the Collaboration and License Agreement and subject to the rights and obligations of the Parties as set forth therein.

ARTICLE 7
FORCE MAJEURE

7.1    Force Majeure. Notwithstanding anything to the contrary in this Supply Agreement, both Parties shall be excused from the performance of their obligations under this Supply Agreement to the extent that (a) force majeure prevents such performance or, with respect to Exelixis’ supply obligations pursuant to Article 2, prevents the combined supply of (i) Product specified in accepted orders placed by Licensee in accordance with Section 2.3(a) and (ii) Product required by Exelixis and its Affiliates, and (b) the nonperforming Party promptly provides notice of the force majeure to the other Party. Such excuse shall continue so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Supply Agreement, force majeure shall include conditions beyond the reasonable control of the applicable Party, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm, or like catastrophe, and failure of plant or machinery. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than [ * ], then the Parties will discuss in good faith the modification of the Parties’ obligations under this Supply Agreement in order to mitigate the delays caused by such force majeure.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)    Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.

(b)    Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Supply Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Supply Agreement and the performance of its obligations hereunder; and (iii) this Supply Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally.

8.2    Product Warranties. Exelixis represents and warrants to Licensee that:

(a)    all Product supplied to Licensee pursuant to this Supply Agreement will be Manufactured in conformity with cGMPs and Good Distribution Practice;

(b)    each Product supplied to Licensee pursuant to this Supply Agreement, at the time of shipment of such Product to Licensee pursuant to Section 2.3(c), will conform to the applicable Specifications for such Product; and

(c)    all Product supplied to Licensee pursuant to this Supply Agreement will, at the time of shipment of such Product to Licensee pursuant to Section 2.3(c), be free and clear of all liens, security interests, and other encumbrances; provided, however, that Exelixis shall retain a security interest in such Product until Licensee pays for it in full pursuant to Section 3.2.

8.3    Disclaimers. EXCEPT AS EXPRESSLY STATED IN THIS SUPPLY AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, ARE MADE OR GIVEN BY OR ON BEHALD A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 9
INDEMNIFICATION

9.1    Indemnification by Exelixis. Exelixis shall defend, indemnify, and hold the Licensee Indemnitees harmless from and against all Claims to the extent such Claims arise out of, are based on, or result from: (a) any negligence or willful misconduct of Exelixis, its Affiliates, or the officers, directors, employees, or agents of Exelixis or its Affiliates; or (b) Exelixis’ breach of this Supply Agreement, including the representations and warranties contained herein. The foregoing indemnity obligations shall not apply to the extent that (i) the Licensee Indemnitees fail to comply with the indemnification procedure set forth in Section 9.3 and Exelixis’ defense of the relevant Claims is prejudiced by such failure; or (ii) any Claim arises from, is based on, or results from any occurrence for which Licensee is obligated to indemnify the Exelixis Indemnitees under Section 9.2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.2    Indemnification by Licensee. Licensee shall defend, indemnify, and hold the Exelixis Indemnitees harmless from and against all Claims to the extent such Claims arise out of, are based on, or result from: (a) any negligence or willful misconduct of Licensee, its Affiliates, or the officers, directors, employees, or agents of Licensee or its Affiliates; (b) Licensee’s breach of this Supply Agreement, including the representations and warranties contained herein; (c) the export, import, storage, packaging, or labeling, by or on behalf of Licensee or its Affiliates or sublicensees, of any Product supplied by Exelixis hereunder; or (d) the commercialization of any Product supplied by Exelixis hereunder. The foregoing indemnity obligations will not apply to the extent that (i) the Exelixis Indemnitees fail to comply with the indemnification procedure set forth in Section 9.3 and Licensee’s defense of the relevant Claims is prejudiced by such failure; or (ii) any Claim arises from, is based on, or results from any activities or occurrence for which Exelixis is obligated to indemnify the Licensee Indemnitees under Section 9.1.

9.3    Indemnification Procedures. The Party claiming indemnity under this Article 9 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall offer control of the defense of such Claim to the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, that the Indemnifying Party shall have the right to assume and conduct the defense of such Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 9.

9.4    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS SUPPLY AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 9.1 OR 9.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 5.

ARTICLE 10
TERM AND TERMINATION

10.1    Term. This Supply Agreement will become effective on the Effective Date and, unless earlier terminated pursuant to this Article 10, will remain in effect until the expiration of the Collaboration and License Agreement (the “Term”).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.2    Termination.

(a)    Termination for Breach. A Party’s material breach of this Supply Agreement will constitute such Party’s material breach of the Collaboration and License Agreement, and each Party shall have the right to terminate this Supply Agreement and the Collaboration and License Agreement for the other Party’s uncured material breach of this Supply Agreement as set forth in Section 15.2(a) of the Collaboration and License Agreement.

(b)    Termination Due to Termination of the Collaboration and License Agreement. This Supply Agreement shall automatically terminate upon termination of the Collaboration and License Agreement.

10.3    Performance on Termination; Survival. Termination or expiration of this Supply Agreement shall not affect the rights or obligations of the Parties under this Supply Agreement that have accrued prior to the date of termination or expiration. Upon termination of this Supply Agreement for any reason: (a) Products Manufactured pursuant to Purchase Orders will be delivered on the scheduled delivery dates and Licensee shall pay Exelixis not later than [ * ] after the delivery date (provided, however, that Licensee makes advance payment prior to shipment in the event of termination due to payment default by Licensee); and (b) all costs of unused raw materials, labels, and packaging incurred by Exelixis shall be paid by Licensee in the event that Exelixis terminates this Supply Agreement pursuant to Section 10.2(a) or that this Supply Agreement is terminated pursuant to Section 10.2(b) as a result of termination of the Collaboration and License Agreement by Licensee pursuant to Sections 15.3(a) or (b) of the Collaboration and License Agreement. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Supply Agreement: Sections 5, 6, 8, 9, 10.3 and 11.

ARTICLE 11
MISCELLANEOUS

11.1    Entire Agreement; Amendment. This Supply Agreement, including the Exhibits, together with the Collaboration and License Agreement, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, with respect to the subject matter hereof. This Supply Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by an authorized officer of each Party. No modification to this Supply Agreement will be effected by the acknowledgment or acceptance of any Purchase Order or shipping instruction forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein.

11.2    Notices. Any notice to be given under this Supply Agreement must be in writing and specifically refer to this Supply Agreement, and be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party, and will be deemed to have been given for all purposes (a) when received, if hand-delivered; (b) if air mailed, five (5) days after the date of postmark; (c) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries; or (d) if sent by facsimile, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next business day.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If to Licensee, notices must be addressed to:
Ipsen Pharma SAS
65 Quai Georges Gorse
92100 Boulogne-Billancourt, France
Attention: Jonathan Barnsley, EVP Technical Operations
Facsimile: [ * ]

with a copy to:
Ipsen Pharma SAS
65 Quai Georges Gorse
92100 Boulogne-Billancourt, France
Attention: François Garnier, EVP General Counsel
Facsimile: [ * ]

If to Exelixis, notices must be addressed to:
Exelixis, Inc.
210 East Grand Avenue
South San Francisco, CA 94080, USA
Attention: Executive Vice President and General Counsel
Facsimile: [ * ]

11.3    Interpretation. The headings of clauses contained in this Supply Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and do not constitute any part of this Supply Agreement, or have any effect on its interpretation or construction. All references in this Supply Agreement to the singular include the plural where applicable. Unless otherwise specified, references in this Supply Agreement to any Article include all Sections, subsections, and paragraphs in such Article, references to any Section include all subsections and paragraphs in such Section, and references in this Supply Agreement to any subsection include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Supply Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Supply Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Supply Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Supply Agreement has been prepared in the English language and the English language controls its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Supply Agreement shall be in the English language.

11.4    Assignment. Except as expressly provided hereunder, neither this Supply Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)    in connection with the assignment of the Collaboration and License Agreement to a Third Party as set forth in Section 17.5 of the Collaboration and License Agreement; or

(b)    to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Supply Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 11.4. Any assignment not in accordance with this Section 11.4 shall be null and void.
11.5    Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Supply Agreement, and shall cause its Affiliates to comply with the provisions of this Supply Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Supply Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

11.6    Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Supply Agreement.

11.7    Severability. If, for any reason, any part of this Supply Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Supply Agreement had been executed without the invalidated, unenforceable, or illegal part.

11.8    No Waiver. The failure of a Party to insist upon strict performance of any provision of this Supply Agreement or to exercise any right arising out of this Supply Agreement will neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

11.9    Relationship Between the Parties. The Parties’ relationship, as established by this Supply Agreement together with the Collaboration and License Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture, or similar business relationship between the Parties. Neither Party is a legal representative of the other Party and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

11.10    Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

11.11    Governing Law; Dispute Resolution. This Supply Agreement, and all questions regarding the existence, validity, interpretation, breach, or performance of this Supply Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles. The application of the U.N. Convention on Contracts for the International Sale of Goods (1980) is excluded. Any controversy or claim arising out of, relating to, or in connection with any provision of this Supply Agreement shall be resolved in accordance with Article 16 of the Collaboration and License Agreement.

11.12    Compliance with Laws. Each Party shall comply in all material respects with all applicable Laws and regulations, including, but not limited to, those concerning drugs, drug manufacture regulatory requirements, or exportation or importation of Products, including but not limited to proper declaration of dutiable values. Except as provided in Section 2.3(c), Licensee shall be responsible for obtaining all exportation and importation licenses or other authorizations.

11.13    Debarment. Each Party represents, warrants, and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with services to be performed under this Supply Agreement. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates or sublicensees, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

{Signature Page Follows}

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the Parties hereto have caused this Supply Agreement to be executed and entered into by their duly authorized representatives as of the Effective Date.

Exelixis, Inc. By: /s/ Michael M. Morrissey Name: Michael M. Morrissey Title: CEO	Ipsen Pharma SAS By: /s/ Marc de Garidel Name: Marc de Garidel Title: Chariman & CEO

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

List of Exhibits

Exhibit A:    Form of Order Forecast

Exhibit B:     Quality Agreement

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A
Form of Order Forecast
[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B
Quality Agreement

COMMERCIAL QUALITY TECHNICAL AGREEMENT
Between the CONTRACT GIVER
hereinafter called

EXELIXIS Inc.

and the CONTRACT ACCEPTOR
hereinafter called
Ipsen

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

TABLE OF CONTENTS

1.	Scope

2.	Authorizations

3.	Duration of Quality Technical Agreement, Review and Changes

4.	Compliance

5.	Quality Systems
5.1    Quality Responsibilities
5.2    Personnel and Management Responsibilities
5.3    Document Retention
5.4    Drug Substance Production
5.5    Drug Product Production
5.6    Release of Product - Ipsen Territory
5.7    Post Release Issues and Product Complaints
5.8    Product Recall and Returns
5.9    Change Control
5.10    Annual Product Quality Reviews

6.	Drug Production Control
6.1    Deviations

7.	Components
7.1    Audits of Suppliers
7.2    Retain/Reserve Samples

8.	Warehousing

9.	Quality Control (QC) and Testing

10.	Compliance Audits
10.1    Compliance Audits

11.	Inspections by Regulatory Agencies

12.	Channels of Communication/Organization

13.	Product Shortage

14.	Approval of Quality Technical Agreement

15.	Appendix I - Change History Log

16.	Appendix II - Contacts

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.0	SCOPE

1.1
The commercial arrangements relating to the development and commercialization of cabozantinib outside the U.S., Canada and Japan shall be dealt with in a separate Supply Agreement (the “Supply Agreement”) between EXELIXIS and Ipsen.

1.2
This commercial Quality Technical Agreement (the “Quality Technical Agreement”) is a required and integral part of the Supply Agreement. This Quality Technical Agreement defines the responsibilities related to quality systems and GMP and GDP requirements for the development and commercialization of Drug Substance and Product. Duties and responsibilities are defined in detail as required in the US GMP Code of Federal Regulations and European regulations.

1.3
All initially capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Supply Agreement. In the event of any inconsistency between the provisions of this Quality Technical Agreement and the terms and conditions of the Supply Agreement, the terms and conditions of the Supply agreement shall prevail (except that the Quality Technical Agreement shall prevail in the consideration of Quality and GMP/GDP Matters, including without limitation matters relating to quality control and testing).

1.4	The appendices and enclosures to this Quality Technical Agreement are an integral part of the Quality Technical Agreement and are incorporated into this Quality Technical Agreement by such reference.

1.5
In this Quality Technical Agreement, “authorization,” “approval”, “in writing” and “written communication” shall mean on official letterhead or approved forms and signed by the authoring party’s Quality Assurance (QA) representative. Transmission of such written documentation may be by mail, courier or a scan (.pdf) attached to an email.

1.6	This Quality Technical Agreement is made between:
EXELIXIS, Inc.
210 East Grand Avenue
South San Francisco CA 94080
USA
Referred to as EXELIXIS in this Quality Technical Agreement,
And
Ipsen Pharma SAS
65 Quai Georges Gorse
92100 Boulogne-Billancourt
France
Referred to as Ipsen in this Quality Technical Agreement.

For clarity, in this Quality Technical Agreement, “Ipsen” and “Ipsen Territory” shall have the same meaning as “Licensee” and “Licensee Territory”, respectively, in the Supply Agreement.

2.0	AUTHORIZATIONS

2.1	Manufacturing License

2.1.1	Once EXELIXIS has been made aware of Ipsen’s proposed regulatory filings, and with sufficient notice, EXELIXIS shall ensure that the contract manufacturers used to produce

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Product have all necessary licenses to produce the Product for distribution in Ipsen Territory as mutually agreed.

2.2	Product License

2.2.1
EXELIXIS shall be responsible for applying and obtaining approval for the initial new drug application for the Product and for any supplements thereto in the U.S., Canada and Japan (collectively, the “NDA”).

2.2.2
EXELIXIS has filed the initial Marketing Authorization Application (MAA) for approval in Europe for the Product and the Ipsen shall be responsible for any other filings, variations or supplements and obtaining approvals in Ipsen Territory. At such time that Ipsen makes the idecision to file a regulatory application, Ipsen shall, with sufficient notice, notify EXELIXIS of any regulatory requirements as a result of the potential application, where EXELIXIS may be required to prepare additional information.

3.0	DURATION OF AGREEMENT, REVIEW AND CHANGES
3.1    This Quality Technical Agreement shall be effective as of the last date all required signatures are appended below, and shall expire at the termination of the Supply Agreement for the Product.

3.2    Changes or supplements to this Quality Technical Agreement or to the Appendices and Enclosures can only be made by mutual consent of EXELIXIS and Ipsen in writing. Such changes shall be recorded, approved and filed in the Change History Log (Appendix I) with each subsequent revision. The appendices and enclosures to this Quality Technical Agreement are part of the Quality Technical Agreement.

3.2.1    [ * ].

4.0	COMPLIANCE

4.1	[ * ].

5.0	QUALITY SYSTEMS
5.1    Quality Responsibilities

5.1.1	EXELIXIS shall ensure that the level of quality determined by GMP is maintained throughout the manufacturing, packaging and labeling processes.

5.1.2
EXELIXIS shall ensure that the level of quality determined by GMP and GDP is maintained throughout manufacturing, testing and the distribution network as set forth in the Commission Guidelines 2013/C 343/01 and any and all related Directives and applicable regulatory requirements, as may be amended from time to time.

5.1.3	Ipsen and EXELIXIS shall each be responsible for:

5.1.3.1    Approving the Quality Technical Agreement,

5.1.3.2    Ensuring that the terms of this Quality Technical Agreement are complied with,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.1.3.3	Ensuring that the terms of this Quality Technical Agreement are performed in accordance with cGMPs, GDPs and applicable ICH Guidelines.
5.2 Personnel and Management Responsibility
5.2.1 Ipsen and EXELIXIS shall notify the corresponding Quality Assurance group of any relevant Quality organizational changes.

5.2.2
Ipsen and EXELIXIS shall have a training system for assuring personnel dealing with overseeing manufacturing, packaging, development and commercialization activities are trained for their job function.

5.3    Document Retention

5.3.1	[ * ].

5.4    Drug Substance Production

5.4.1 [ * ].

5.4.2    [ * ].

5.5    Drug Product Production

5.5.1	[ * ].

5.5.2	[ * ].
5.6    Release of Product - Ipsen Territory.

5.6.1    For supplies going to the Ipsen Territory, the following shall apply:

5.6.1.1    [ * ]:

▪	[ * ].

▪	[ * ].

▪	[ * ].

▪	[ * ].

▪	[ * ].

5.6.1.2	EXELIXIS has sole authority to release the material for use in the U.S., Canada and Japan.

5.6.1.3    [ * ].

5.7    Post Release Issues and Product Complaints

5.7.1
Ipsen shall comply with the Pharmacovigilance Agreement of the Collaboration and License Agreement once finalized with respect to all inquiries, complaints, and adverse events regarding the Products in the Ipsen Territory.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.7.2	EXELIXIS and Ipsen shall maintain systems for resolving all customer complaints, adverse events, and inquiries related to the Product.

5.7.3	[ * ].

5.7.4	[ * ].

5.7.5	[ * ].

5.7.6	[ * ].

5.7.7	It is expected that most customer complaints, adverse events, and inquiries for the Product shall be received by EXELIXIS for the U.S., Canada, and Japan and by Ipsen for Ipsen Territory.

5.7.8	[ * ].
5.7.8.1    [ * ].

5.8	Product Recall and Returns

5.8.1.	Based on initial non-conformance information, both Parties will jointly determine if an investigation is required.

5.8.2	[ * ].

5.8.3	[ * ]. Ipsen shall comply with all Regulatory Authority requirements.

5.8.4	[ * ]. EXELIXIS shall comply with all Regulatory Authority requirements.

5.8.5	[ * ]. [ * ] shall support any recall decision and effort [ * ]]

5.8.6	[ * ] shall be responsible for the destruction of returned Product [ * ]. . [ * ].

5.9	Change Control

5.9.1	[ * ] to ensure appropriate review of regulatory changes [ * ].

5.10	Annual Product Quality Reviews

5.10.1	[ * ] shall be responsible for preparing an Annual Product Quality Review (APQR) for [ * ];

5.10.2	[ * ] shall be responsible for preparing an [ * ] Annual Product Quality Review (APQR) for [ * ].

5.10.3	The data for the APQR shall be provided by [ * ].

5.10.4	A standardized format and content shall be agreed upon by both parties.

5.10.5	The APQR shall include all Manufacturing, storage, testing and release activities, as well as additional applicable requirements in Ipsen Territory as amended from time to time,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

conducted by EXELIXIS’ contract manufacturer’s for a given time period. The APQR data shall include but is not limited to:

•	Analytical Request Forms

•	Batches manufactured and disposition status (including dates of manufacture)

•	Summary of Drug Substance test results (including manufacturer lot number)

•	QC testing trends and data: In-Process, COA, Analytical Report Form (ARF), Stability

•	Product complaints, recalls, returns and any salvages as applicable.

•	Summary of any production changes at EXELIXIS’ contract manufacturer in the Manufacturing, testing, storage, validation, and release process of the bulk Drug Substance, Product and Finished Goods.

•	Summary of all deviations, deviation trend results, and associated corrective actions for the bulk Drug Substance, Product and Finished Product.

•	Summary of CAPAs associated with significant deviations, investigations and trends and the status of those CAPAs at close of the APQR period for the bulk Drug Substance, Product and Finished Product.

•	Status of recommendations from the previous Product APQR and status of corrective actions which were in an open status at the time of the previous APQR.

6.0    DRUG PRODUCTION CONTROL

6.1    Deviations

6.1.1
Ipsen and EXELIXIS shall utilize their Deviation procedure/systems to ensure appropriate review of all Product events. A Deviation is an event in the manufacturing process and/or support system that are outside of approved operating parameters, approved procedures, approved Specifications, or a departure from accepted GMPs.

6.1.2	[ * ] shall [ * ] inform [ * ].

7.0	COMPONENTS AND RAW MATERIALS

7.1	Audits of COMPONENT AND RAW MATERIAL Suppliers

7.1.1
EXELIXIS shall perform, or arrange to have performed, audits or GMP evaluations as applicable of suppliers of components purchased by EXELIXIS and its contract manufacturers to ensure the proper manufacturing and handling of materials and to ensure appropriate quality systems are in place. If requested by Ipsen, EXELIXIS shall request from its suppliers permission to allow Ipsen to review EXELIXIS audit reports at Exelixis’s discretion and within reasonable limitations,

7.2	Retain/Reserve Samples

7.2.1	[ * ] shall be responsible for [ * ].

7.2.2	[ * ] shall store [ * ].

8.0	WAREHOUSING

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.1	EXELIXIS shall store and ship Product in accordance with GMP, GDP and approved Drug Substance and Drug Product storage and shipping requirements, specifications and procedures.
9.0    QUALITY CONTROL (QC) AND TESTING

9.1    [ * ]:

9.1.1	[ * ].

9.2    [ * ].

9.3    [ * ].

9.4 Out of Specification (OOS) Investigations
9.4.1 [ * ].

9.4.2 [ * ].

[ * ].

9.5	Stability

9.5.1	[ * ].

9.5.2 [ * ] shall have the responsibility of [ * ].

9.5.3	For the Ipsen Territory stability program; [ * ].

9.5.4	Should specific territory tests be required, [ * ].

10.0	QUALITY VISITS, GMP COMMISSIOINING, AND AUDITS

10.1	Compliance Audits

10.1.1	[ * ].

11.0	INSPECTIONS BY REGULATORY AGENCIES

11.1	[ * ].

11.2	[ * ].

12.0	CHANNELS OF COMMUNICATION

12.1	EXELIXIS and Ipsen have designated Quality representatives to oversee the respective obligations in the functions regarding the Product and the Quality Technical Agreement.

12.2
Any Quality issue that cannot be resolved through the normal communication channels such as e-mail, phone calls, and team meetings/teleconferences shall be escalated to the Supply Contacts for both parties and the JSC [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.3	Should the impasse not be resolved at the senior management level, further issue escalation may involve executive management at both EXELIXIS and Ipsen.

12.4
Ipsen and EXELIXIS Quality Assurance shall review this Quality Technical Agreement in 2018 and make necessary amendments [ * ]. After 2018, EXELIXIS and Ipsen shall review this Quality Technical Agreement biennially and make any necessary revisions. This review and any resulting revisions shall be documented in the Change History Log (Appendix I).

13.0    Product Shortage

13.1
EXELIXIS shall notify the applicable Regulatory Agency in the US, Canada and Japan of potential or known shortages in accordance with applicable regulations and regulatory expectations in those territories.

13.2	Ipsen shall notify the applicable Regulatory Agency in the Ipsen Territory of potential or known shortages in accordance with applicable regulations and regulatory expectations in those territories.

14.0 APPROVAL OF QUALITY TECHNICAL AGREEMENT
Signed for and on behalf of            Signed for and on behalf of

EXELIXIS	Ipsen

___________________________
Gisela Schwab                    Chris Masterson
President & Chief Medical Officer          Senior Vice President, Quality

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

APPENDIX I - CHANGE HISTORY LOG

Upon revision of this Quality Technical Agreement or any Appendix to this Quality Technical Agreement, this Change History Log shall be updated. The Change History Log shall be maintained by EXELIXIS. It is the responsibility of each document holder to replace the superseded revision with the revised approved revision. Superseded copies may be retained for historical records, but must be marked to appropriately indicate the historical status of the document.
Annual reviews of this Quality Technical Agreement and appendices, not resulting in a revision to the document, shall be documented as a review and signed on the Change History Log.
It is each party’s responsibility to ensure that staff is adequately informed and any procedural or documentary changes resulting from a revision are implemented in the areas affected by the changes.
[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

APPENDIX II - CONTACTS

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.